PRESS RELEASE
FOR IMMEDIATE RELEASE

SINOBIOMED SECURES NEW FUNDING TO SPUR GROWTH

ASIAN-BASED INVESTMENT FUND SEES EXCEPTIONAL
POTENTIAL IN SINOBIOMED PRODUCT PIPELINE

Shanghai, China – July 30, 2008 – Sinobiomed, Inc. ("Sinobiomed", or "the Company") (OTCBB: SOBM) is pleased to announce that it has secured a portion of US$500,000 in new convertible debenture funding that an Asian-based investment fund, Accelera Ventures Ltd., has committed to invest in the Company.

The new funding strengthens Sinobiomed’s ability to implement current strategic initiatives that will place the Company in a strong position for growth and accelerate product development. Sinobiomed will announce details of these initiatives in coming weeks.

``We have a strong product pipeline and are preparing the next steps in our corporate development,” said Banyun Yang, Sinobiomed CEO. “With the current new funding from Accelera Ventures, we are further strengthening our cash position to prepare for the next phase of clinical trials and corporate opportunities.”

Dennis Kam, Managing Director of Accelera Ventures, said: “Accelera strongly believes in Sinobiomed’s future. We think the Company’s product pipeline has two therapies in particular that could potentially become blockbuster drugs in their respective markets: recombinant Batroxobin (rBAT) and recombinant malaria candidate vaccine (PfCP2.9). We are very pleased to become long-term partners in the growth of Sinobiomed.”

ABOUT ACCELERA VENTURES
Accelera Ventures is an Asian-based investment fund that identifies and invests only for the long-term in companies with superior growth prospects that others have overlooked. Accelera designs its investments to become catalysts for growth.

ABOUT SINOBIOMED INC.
Sinobiomed Inc. is a leading Chinese developer of genetically engineered recombinant protein drugs and vaccines. Based in Shanghai, Sinobiomed currently has 10 products approved or in development: three on the market, four in clinical trials and three in research and development. The Company’s products respond to a wide range of diseases and conditions, including: malaria, hepatitis, surgical bleeding, cancer, rheumatoid arthritis, diabetic ulcers and burns, and blood cell regeneration.

SINOBIOMED INC.
LANE 4705, NO. 58, NORTH YANG GAO RD.
PUDONG, NEW AREA SHANGHAI, 201206 CHINA
PHONE: 86-58993708 / FAX: 86-58993709

INVESTOR RELATIONS
PHONE: 1-718-502-8801  TOLL FREE: 1-866-588-0829
EMAIL: INFO@SINOBIOMED.COM

FORWARD LOOKING STATEMENTS This news release may include “forward-looking statements” regarding Sinobiomed, and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Sinobiomed expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Sinobiomed does not undertake any obligation to update any forward looking statement, except as required under applicable law.